DEFINITIVE/ PROXY STATEMENT

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

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mPhase Technologies, Inc.
(Name of Registrant as Specified In Its Charter)

mPhase Technologies, Inc.
(Name of Person(s) Filing Proxy Statement)

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mPHASE TECHNOLOGIES, INC.
587 CONNECTICUT AVENUE
NORWALK, CONNECTICUT 06854-1711

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD WEDNESDAY, July 20, 2005

The Annual Shareholders Meeting of mPhase Technologies, Inc. will be held at our offices at 587 Connecticut Avenue, Norwalk, CT 06854, on Wednesday, July 20, 2005, at 10:00 a.m. local time, for the purpose of considering and voting upon:

(1)   A proposal to elect five (5) Directors to hold office until our next Annual Meeting.

(2)   A proposal to ratify the appointment of Rosenberg Rich Baker Berman & Co. as the independent accountants for our 2005 fiscal year.

(3)   A proposal to approve and adopt an amendment to our Amended Certificate of Incorporation to increase the number of authorized shares of common stock from 250,000,000 to 500,000,000 shares.

(4)   Such other business as may properly come before the meeting and any adjournment thereof.

The above items are more fully described in the attached Proxy Statement. Only shareholders of record at the close of business on June 1, 2005 are entitled to notice of and to vote at the meeting or any adjournment or postponement thereof. A list of stockholders as of the record date will be available for inspection by stockholders at our corporate headquarters during business hours for a period of 10 days before the meeting.

By Order of the Board of Directors
Gustave T. Dotoli
Corporate Secretary

June 20, 2005

IMPORTANT

Whether or not you expect to be present at the meeting, PLEASE FILL IN, SIGN, DATE AND MAIL THE ENCLOSED PROXY as promptly as possible in order to save us further solicitation expense. Shareholders of record attending the meeting may revoke their proxies at that time and personally vote all matters under consideration. There is an addressed envelope enclosed with the Proxy for which no postage is required if mailed in the United States.

mPHASE TECHNOLOGIES, INC.

PROXY STATEMENT
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD July 20, 2005

This Proxy Statement is furnished to the shareholders of mPhase Technologies, Inc. in connection with the solicitation of proxies by our Board of Directors to be voted at the Annual Meeting of Shareholders and at any adjournments thereof. The Annual Meeting will be held at our offices at 587 Connecticut Avenue, Norwalk, CT 06854, at 10:00 a.m. Eastern Time on Wednesday, July 20, 2005.

The approximate date on which this Proxy Statement and the accompanying Proxy Card are first being sent or given to shareholders is June 20, 2005.

VOTING

General

The securities that may be voted at the Annual Meeting consist of our common stock, with each share entitling its owner to one vote on each matter submitted to the shareholders. The record date for determining the holders of our shares who are entitled to notice of and to vote at the Annual Meeting is June 1, 2005. On the record date, 131,095,047 shares were outstanding and eligible to be voted at the Annual Meeting.

Quorum and Vote Required

The presence, in person or by proxy, of a majority of the outstanding shares of our shares is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes shall be counted for purposes of determining a quorum, but not have the effect of votes for or against any proposal. Therefore, abstentions and broker non-votes will not affect the outcome of such matter. At a meeting where a quorum is present, with respect to Proposal I for the election of directors, nominees who receive a plurality of the votes cast will be elected to serve until the next Annual Meeting of Shareholders, and with respect to Proposal II for the ratification of appointment of Independent Accountants for the Company, the affirmative vote of a majority of the shares represented at the Annual Meeting will be required to approve such proposal and broker non-votes will be counted as an vote in the affirmative. With respect to Proposal III for the amendment of the Company’s certificate of incorporation to authorize an additional 250 million shares of common stock for a total number of 500 million authorized shares of common stock, the affirmative vote of a majority of the shares of the Company represented at the meeting or by proxy is required for approval. Broker non-votes shall be counted as votes in the affirmative with respect to Proposal III.

Brokers holding shares of record for customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. “Broker non-votes” means the votes that could have been cast on the matter in question if the brokers had received their customers’ instructions, and as to which the broker has notified us on a Proxy form in accordance with industry practice or has otherwise advised us that it lacks voting authority.

Voting by Proxy

Shares represented by properly executed proxies received at or before the Annual Meeting that have not been revoked will be voted at the Annual Meeting in accordance with the instructions contained therein. Shares represented by properly executed proxies for which no instruction is given will be voted “FOR” approval of the proposals described in this Proxy Statement. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon such matters according to their judgment. Our shareholders are requested to complete, sign, date and promptly return the enclosed Proxy Card in the postage-prepaid envelope provided for this purpose to ensure that their shares are voted. A shareholder may revoke a proxy at any time before it is voted by signing and returning a later- dated proxy with respect to the same shares, by filing with our corporate secretary, a written revocation bearing a later date or by attending and voting in person at the Annual Meeting. Mere attendance at the Annual Meeting will not in and of itself revoke a proxy.

If the Annual Meeting is postponed or adjourned for any reason, at any subsequent reconvening of the Annual Meeting, all proxies (except for any proxies that have theretofore effectively been revoked or withdrawn) will be voted in the same manner as such proxies would have been voted at the original convening of the Annual Meeting, notwithstanding that such proxies may have been effectively voted on the same or any other matter at a previous meeting.

PROPOSAL I

ELECTION OF DIRECTORS

The Board has nominated five (5) incumbent directors for election: Necdet F. Ergul, Ronald A. Durando, Gustave T. Dotoli, Anthony Guerino, Abraham Biderman. Mr. David Klimek has declined to stand for reelection.

Each of the incumbent director nominees has consented to be named a nominee in this Proxy Statement and to serve as a director if elected. Proxies not marked to the contrary will be voted “FOR” the election to the Board of each nominee. Management has no reason to believe that any of the nominees will not be a candidate or will be unable to serve. However, in the event that any of the nominees should become unable or unwilling to serve as a director, the proxy will be voted for the election of such person or persons as shall be designated by the current directors.

Nominees

The Board of Directors recommends that you vote FOR all of the following nominees:

Name	Age	Position(s)
Necdet F. Ergul	81	Chairman of the Board of Directors
Ronald A. Durando	47	Chief Executive Officer and Director
Gustave T. Dotoli (2)	70	Chief Operating Officer and Director
Anthony H. Guerino (1)(2)	60	Director
Abraham Biderman (1)(2)	57	Director

(1) Member of Audit Committee.

(2) Member of Compensation Committee.

The following is biographical information about each of the nominees.

Necdet F. Ergul has served as our Chairman of the Board of Directors since October 1996 with the exception of a three-month period in 2000 when he temporarily resigned. Mr. Ergul also currently serves as the Chairman of the Board of Directors, President and Chief Executive Officer of Microphase Corporation, a leading developer of military electronic defense and telecommunications technology, which he founded in 1955. In addition to his management responsibilities at Microphase, he is active in engineering design and related research and development. Mr. Ergul holds a Masters Degree in Electrical Engineering from the Polytechnic Institute of Brooklyn, New York.

Ronald A. Durando is a co-founder of mPhase Technologies, Inc. and has served as the Company’s President, Chief Executive Officer and Director since its inception in October 1996. Since 1994, Mr. Durando has been an officer of Microphase Corporation. From 1986 to 1994, Mr. Durando was President and Chief Executive Officer of Nutley Securities, Inc., a registered broker-dealer. In addition, Mr. Durando is also Chairman of the Board of Janifast Ltd., a Hong Kong company that does manufacturing in Hong Kong and China. Mr. Durando is also President and Director of PacketPort.com, Inc.

Gustave T. Dotoli has served as our Chief Operating Officer since October 1996. Prior to joining us, Mr. Dotoli was President and CEO of State Industrial Safety, Inc. from 1986-1996. In addition, Mr. Dotoli currently serves as the Vice President of Corporate Development of Microphase Corporation. He is formerly the President and Chief Executive Officer of the following corporations: Imperial Electro-Plating, Inc., World Imports USA, Industrial Chemical Supply, Inc., SISCO Beverage, Inc. and Met Pack, Inc. Mr. Dotoli holds a B.S. in Industrial Engineering from Fairleigh Dickinson University.

Anthony H. Guerino has been a member of the Board since February 23, 2000. Since December 1997, Mr. Guerino has been an attorney in private practice in New Jersey. Prior thereto, Mr. Guerino served as a judge of the Newark Municipal Courts for over twenty (20) years, periodically sitting in the Essex County Central Judicial Processing Court at the Essex County Courthouse. Mr. Guerino has been a chairperson for and member of several judicial committees and associations in New Jersey, and has been an instructor for the Seton Hall School of Law’s Trial Moot Court Program.

Abraham Biderman has been a member of the Board since August 3, 2000. Since October of 2003, Mr. Biderman has been a Managing Director of Investment Banking of Eagle Advisers, an investment banking firm located in New York City. From 1990-September of 2003, Mr. Biderman had been employed by Lipper & Co. as Executive Vice President; Executive Vice President, Secretary and Treasurer of the Lipper Funds; and Co-Manager of Lipper Convertibles, L.P. Prior to joining Lipper & Co. in 1990, Mr. Biderman was Commissioner of the New York City Department of Housing, Preservation and Development from 1988 to 1989 and Commissioner of the New York City Department of Finance from 1986 to 1987. He was Chairman of the New York City Retirement System from 1986 to 1989. Mr Biderman was Special Advisor to former Mayor Edward I. Koch from 1985 to 1986 and assistant to former Deputy Mayor Kenneth Lipper from 1983 to 1985. Mr. Biderman is a Director of the Municipal Assistance Corporation for the City of New York. Mr. Biderman graduated from Brooklyn College and is a certified public accountant.

The Board of Directors and Committees

During fiscal year ended June 30, 2004, the Board of Directors held four meetings. Each director attended at least 75% of the combined number of meetings of the Board and Board committees of which he was a member.

The Board of Directors created an Audit and Compensation Committee on February 23, 2000. The Audit Committee during fiscal 2004 was comprised of Messrs. Biderman and Guerino. Mr. Guerino meets the independence criteria established by the National Association of Securities Dealers, Inc. The report of the Audit Committee describes the scope of authority of the committee and may be found herein.

The Board of Directors also has a Compensation Committee. As more fully described in the Report of the Compensation Committee set forth on page 24 of this Proxy Statement, the Compensation Committee is responsible for our management and employee compensation. Specifically, the Compensation Committee determines the adequacy of management and employee compensation including the administration of our 2001 Long-Term Stock Incentive Plan. The Compensation Committee is presently comprised of Messrs. Dotoli, Biderman and Guerino.

Director Compensation

For their attendance of Board and Committee meetings, we compensate the Directors with an annual stipend and stock options granted under our Stock Incentive Plan, which grants are included in the table “Security Ownership of Certain Beneficial Owners and Management” and the notes thereto.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during fiscal 2004 were Messrs. Dotoli, Biderman and Guerino. Mr. Dotoli is our Chief Operating Officer. Neither Messrs. Biderman nor Guerino has been one of our officers or employees. None of our directors or executive officers served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of such committee, the entire Board of Directors) of another entity during fiscal 2004 that has a director or executive officer serving on our Board of Directors except that Mr. Dotoli is also a member of the Board of Directors of PacketPort.com, Inc., a company in which Mr. Durando serves as Chief Executive Officer.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. Our committee has reviewed in accordance with recent revisions to the law pursuant to the Sarbanes-Oxley Act our Form 10-K, covering the fiscal year of the company ending June 30, 2004.

In fulfilling our oversight responsibilities, we will with our independent accountants who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. We also have discussed with the independent accountants their independence from management, including the matters in the written disclosures from the independent accountants required by the Independence Standards Board. We further considered whether the provision by the independent accountants of the non-audit services described elsewhere in this Proxy statement is compatible with maintaining their independence. Finally, we recommended, and the Board of Directors approved, the selection of Rosenberg Rich Baker Berman & Co. as our independent accountants for 2005.

We have also discussed with our internal auditors and independent accountants the overall scope and plans for their respective audits. We meet with the internal auditors and independent accountants, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of financial reporting.

Anthony Guerino
Abraham Biderman

PROPOSAL II

RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

We have engaged Rosenberg Rich Baker Berman & Co. certified public accountants having offices in New York, New York, as our independent auditors for the fiscal year ending June 30, 2005. It is anticipated that representatives of Rosenberg Rich Baker Berman & Co. will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Audit Fees. Fees for the audit for the fiscal year ended June 30, 2004 and the reviews of Forms 10-Q for such fiscal year amounted to $109,030.

Fees for Financial Information Systems Design and Implementation. None.

All other fees. None

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF APPOINTMENT OF ROSENBERG RICH BAKER BERMAN & CO. AS THE EXTERNAL AUDITORS FOR US FOR THE FISCAL YEAR ENDING JUNE 30, 2005. THE AFFIRMATIVE VOTE OF HOLDERS OF A MAJORITY OF THE SHARES OF COMMON STOCK REPRESENTED AT THE MEETING IS REQUIRED TO RATIFY THE APPOINTMENT OF THE AUDITORS. SHARES OF COMMON STOCK REPRESENTED AT THE MEETING BY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED “FOR” RATIFICATION OF ROSENBERG RICH BAKER BERMAN & CO.

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PROPOSAL III
APPROVAL OF AN AMENDMENT TO THE
COMPANY'S AMENDED CERTIFICATE OF INCORPORATION

The Board of Directors has approved, and is recommending to the stockholders for approval at the Annual Meeting, an amendment to our Amended Certificate of Incorporation to increase the number of authorized shares of common stock from 250,000,000 to 500,000,000 shares. The Board of Directors determined that this amendment is advisable and should be considered at the Annual Meeting.

Purpose and Effect of the Amendment to Authorize Additional Shares of Common Stock

PROPOSAL TO AMEND THE COMPANY’S AMENDED CERTIFICATE OF
INCORPORATION TO INCREASE THE AUTHORIZED COMMON STOCK
FROM 250,000,000 SHARES TO 500,000,000 SHARES

Background

The Company’s Amended Certificate of Incorporation, as currently in effect, provides that the Company’s authorized capital stock consists of 250,000,000 shares of common stock, $.01 par value per share. Effective as of May 3, 2005, the Company’s Board of Directors unanimously approved an amendment to Article 4 of the Company’s Amended Certificate of Incorporation to increase the number of authorized shares of common stock from 250,000,000 shares to 500,000,000 shares. In accordance with New Jersey law, the proposed amendment to the Amended Certificate of Incorporation is subject to shareholder approval.

In the event that shareholder approval of the proposed amendment is obtained, the Company expects to file a Certificate of Amendment to the Amended Certificate of Incorporation with the New Jersey Secretary of State on or about the close of business on the date of the Annual Meeting.

As of June 1, 2005, out of the 250,000,000 shares of common stock currently authorized for issuance under the Amended Certificate of Incorporation, a total of 130,095,047 shares were issued and outstanding and 92,043,500 shares were reserved for issuance upon exercise of the Company’s stock options, warrants and other convertible securities. An increase in the number of shares of common stock authorized for issuance under the Company’s Amended Certificate of Incorporation is necessary to permit the Company to have additional shares available for issuance in furtherance of the Company’s business purposes, as more fully set forth below under “Reasons For and Effects Of the Proposal.”.

Reasons for and Effects of the Proposal

Due to the limited number of shares of common stock available to be issued, the Board of Directors has unanimously approved, and voted to recommend that the shareholders approve, an amendment to the Company’s Amended Certificate of Incorporation pursuant to which the number of shares of common stock which the Company would be authorized to issue would be increased from 250,000,000 shares to 500,000,000 shares.

The Board of Directors believes that an increase in authorized common stock would provide the Company with increased flexibility to issue and/or sell common stock from time to time at the discretion of the Board of Directors, and without further authorization by the shareholders, for one or more of the following business purposes: (i) in public or private offerings as a means of obtaining additional capital for the Company’s business; (ii) as part or all of the consideration required to be paid for the acquisition of ongoing businesses or other assets; (iii) to satisfy any current or future financial obligations of the Company; (iv) in connection with the exercise of options, warrants or rights, or the conversion of convertible securities that may be issued by the Company; or (v) pursuant to any benefit, option or stock ownership plan or employment agreement.

The proposed increase in the number of authorized shares of common stock will not change the number of shares of common stock outstanding or the rights of the holders of such stock. Other than for the possibility of issuing new shares of common stock upon the exercise of outstanding stock options or warrants, the Company does not have any immediate plans, arrangements, commitments or understandings with respect to the issuance of any of the additional shares of common stock that would be authorized by the proposed amendment to the Amended Certificate of Incorporation. However, the Company anticipates that it will need to raise additional equity capital in the near future through the issuance of common stock or other securities that are convertible into, or otherwise grant the holder thereof the right to purchase, common stock.

Any issuance of additional shares of common stock could reduce the current shareholders’ proportionate interests in the Company, depending on the number of shares issued and the purpose, terms and conditions of the issuance. Moreover, the issuance of additional shares of common stock could discourage attempts to acquire control of the Company by tender offer or other means. In such a case, shareholders might be deprived of benefits that could result from such an attempt, such as realization of a premium over the market price of their shares in a tender offer or the temporary increase in market price that could result from such an attempt. Also, the issuance of stock to persons supportive of the Board of Directors could make it more difficult to remove incumbent management and directors from office. Although the Board of Directors intends to issue common stock only when it considers such issuance to be in the best interest of the Company, the issuance of additional shares of common stock may have, among others, a dilutive effect on earnings per share of common stock and on the equity and voting rights of holders of shares of common stock. The Board of Directors believes, however, that the benefits of providing the flexibility to issue shares without delay for any business purpose outweigh any such possible disadvantages.

Ownership of shares of common stock entitles each shareholder to one vote per share of common stock. Holders of shares of common stock do not have preemptive rights to subscribe to additional securities that may be issued by the Company, which means that current shareholders do not have a prior right to purchase any new issue of capital stock of the Company in order to maintain their proportionate ownership. Shareholders wishing to maintain their interest, however, may be able to do so through normal market purchases..

The increase in the authorized common stock will be implemented by effecting an amendment to the Company’s Amended Certificate of Incorporation, replacing the current Article 4 with a new Article 4 that states as follows:

“The aggregate number of shares of common stock which the Corporation shall have authority to issue is 500,000,000 shares, par value $.01 per share”

Assuming the increase in authorized common stock is approved by the shareholders at the Annual Meeting, an amendment to the Company’s Amended Certificate of Incorporation will be filed with the Secretary of State of the State of New Jersey, and the increase in authorized common stock will become effective as of 5:00 p.m. Eastern time on the date of such filing. The Company expects that such filing will take place on or shortly after the date the Annual Meeting is held. The increase in authorized common stock may be abandoned by the Board of Directors at any time before or after the Annual Meeting should the shareholders not approve this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDED CERTIFICATE OF INCORPORATION THEREFORE INCREASING THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 250,000,000 SHARES TO 500,000,000 SHARES, AS SET FORTH ABOVE. THE AFFIRMATIVE VOTE OF HOLDERS OF A MAJORITY OF OUTSTANDING SHARES OF COMMON STOCK IS REQUIRED TO APPROVE THE AMENDMENT TO THE AMENDED CERTIFICATE OF INCORPORATION. SHARES OF COMMON STOCK REPRESENTED AT THE MEETING BY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED “FOR” APPROVAL OF THE PROPOSAL.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of May 6, 2005 certain information regarding the beneficial ownership of our shares:

by each person who is known by us to be the beneficial owner of more than five percent (5%) of its outstanding common stock;

each of our directors;

by each executive officer named in the Summary Compensation Table; and,

by all of our directors and executive officers as a group.

Name and Address of Beneficial Owner(1)	Number of "Shares" of Common Stock Beneficially Owned	Percentage Ownership of Common Stock(2)
Necdet F. Ergul(5)(6)	2,616,250	2.0%
Ronald A. Durando(3)(5)	11,644,382	8.4%
Gustave T. Dotoli(5)(7)	6,021,100	4.5%
Abraham Biderman(4)(5)	694,000	*
Anthony Guerino(6)	657,500	*
Martin Smiley(8)	5,676,132	4.2%
Microphase Corp,(9)	14,704,686	10.8%
Janifast(10)	10,935,000	8.7%
All executive Officers Directors, and (2) beneficial owners	53,272,783	59.4%

* Less than 1%

(1) Unless otherwise indicated, the address of each beneficial owner is 587 Connecticut Avenue, Norwalk, Connecticut 06854-1711.

(2) Unless otherwise indicated, mPhase believes that all persons named in the table have sole voting and investment power with respect to all shares of the Company shares beneficially owned by them. The percentage for each beneficial owner listed above is based on130,410,957 shares outstanding on May 6, 2005, and, with respect to each person holding options or warrants to purchase shares that are exercisable within 60 days after May 6, 2005, the number of options and warrants are deemed to be outstanding and beneficially owned by the person for the purpose of computing such person’s percentage ownership, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The number of shares indicated in the table include the following number of shares issuable upon the exercise of warrants or options:

Necdet F. Ergul	1,766,250
Ronald A. Durando	8,614,367
Gustave Dotoli	4,278,067

Martin Smiley	3,554,543
Abraham Biderman	1,017,500
Anthony Guerino	552,000
Microphase Corporation	5,650,000
Janifast Ltd.	2,200,000

(3) Includes 1,396,148 shares held by Durando Investment LLC, and does not include, as separately stated below, 8,395,000 shares and 2,200,000 warrants held by Janifast which Mr. Durando controls and 530,000 shares owned by Karen and Ronald Durando Foundation; and 695,000 shares owned by Durando Charitable Remainder Trust.

(4). Includes 5,233 shares of common stock, options and warrants for 272,500 shares of common stock. Does not include 1,103,225 shares held by Lipper & Co, where Mr. Biderman is a director.

(5) Includes options for 25,000 shares of common stock received as compensation for participation on the Board of Directors.

(6) Includes 200,000 shares owned by Berrin Snyder, his daughter and 150,000 owned by Eda Peterson, his daughter. This does not include, as separately stated below, 8,244,667 shares and 3,200,000 warrants and 1,200,000 shares and warrants to purchase 1,200,000 shares issuable pursuant to the terms of a convertible note held by Microphase Corporation, a company in which Mr. Ergul is the President and Chief Executive Officer.

(7) Includes 277,500 shares owned by Patricia and Gustave Dotoli Foundation; and 195,000 shares owned by Dotoli.

(8) Includes 333,334 shares and warrants to purchase 333,334 shares that reserved for conversion of a convertible note that are included in the beneficially owned shares of Mr. Martin Smiley.

(9) Includes 8,244,667 shares and warrants to purchase 3,200,000 shares and a convertible note that may be converted into 1,200,000 shares, the totals of which are included in the beneficial ownership of Mr. Necedet F. Ergul.

(10) Includes 7,350,000 shares and warrant to purchase 1,200,000 shares, to totals of which are included in the beneficially owned shares of Mr. Ronald A. Durando.

EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

     Our executive officers, directors and other significant employees and their ages and positions as of June 30, 2004 are as follows:

Name of Individual	Age	Position with the Company and Subsidiaries
Nedcet Ergul	80	Chairman of the Board of Directors
Ronald A. Durando	46	Chief Executive Officer
Gustave T. Dotoli (2)	69	Chief Operating Officer
David Klimek	50	Chief Technology Officer
Anthony Guerino (1)(2)	59	Director
Abraham Biderman (1)(2)	57	Director
Martin Smiley	57	Chief Financial Officer and General Counsel
Michael McInerney	48	Director

________________________________________
(1) Member of Audit Committee
(2) Member of Compensation Committee

The following table sets forth, for the fiscal year ended June 30, 2004 and the two previous fiscal years, the compensation earned by mPhase’s chief executive officer and the four other executive officers, whose compensation was greater than $100,000 for services rendered in all capacities to the Company for the year ended June 30, 2004.

SUMMARY COMPENSATION TABLE

LONG-TERM COMPENSATION

		ANNUAL COMPENSATION		RESTRICTED STOCK AWARD(S)	SECURITIES UNDERLYING OPTIONS/SARS
	YEAR	SALARY	BONUS
Ronald A. Durando (1) (2)	2004	$285,000	—	—	1,500,000
Chief Executive Officer and President	2003	$234,504	—	—	450,000
	2002	$388,504	—	—	1,850,000

Gustave Dotoli (1) (2)	2004	$225,000	—	—	750,000
Chief Operating Officer	2003	$193,254	—	—	350,000
	2002	$313,504	—	—	1,225,000

David Klimek	2004	$ 89,062	—	—	100,000
Chief Technology Officer	2003	$ 90,958	—	—	75,000
	2002	$106,606	—	—	162,500

Martin Smiley	2004	$103,958	—	—	—
Executive Vice President	2003	$109,583	—	—	200,000
Chief Financial Officer and General Counsel	2002	$158,712	—	—	540,000

(1) Includes $7,500 annual cash stipend as a director for fiscal year ended June 30, 2002. No such cash stipend was recorded for fiscal years ended June 30, 2003 and June 30, 2004.

(2) Does not include 1,395,400 and 1,096,400 warrants to Messrs. Durando and Dotoli, respectively, to cancel previously unpaid compensation. Such warrants relate to $234,362 and $35,000 of unpaid cash compensation to Mr. Durando for fiscal years 2002 and $188,105 and $27,500 of unpaid cash compensation to Mr. Dotoli for fiscal years 2002 and 2003, respectively, the amounts of which are included in "Annual Compensation" in the above table.

No individual named above received prerequisites or non-cash compensation during the years indicated which exceeded the lesser of $50,000 or an amount equal to 10% of such person’s salary. No other executive officer received compensation and bonuses that exceeded $100,000 during any year.

Compensation of Directors

     During fiscal year 2004 mPhase compensated the inside directors with Options to purchase 2,350,000 shares of common stock at a price of $.45 per share for services both as officers and directors. The outside directors were each compensated with Options to purchase 100,000 shares of common stock at $.45 per share. There was no cash stipend paid to any directors during the fiscal years 2004 and 2003.. A cash stipend was paid to each director in the amount of $7,500 for fiscal year 2002.

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STOCK OPTIONS

     The following table contains information regarding options granted in the fiscal year ended June 30, 2004 to the executive officers named in the summary compensation table above. For the fiscal year ended June 30, 2004, mPhase granted options and compensatory warrants to acquire up to an aggregate of 1,615,000 shares to employees and directors.

OPTION GRANTS IN LAST FISCAL YEAR
(INDIVIDUAL GRANTS)

Name	Number of % Securities Underlying Option/SARS Granted(#)	of Total Option/SARS Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)	Market Price on Grant Dates	Expiration Date	Potential Realizable Value of Assumed Annual Rates of Stock Price Appreciation for 5 Year Option Term
						0%	5%	10%
Ronald A. Durando	1,500,000	44%	$.45	$.39	April 21, 2009	$0	$0	$42,750
Gustave T. Dotoli	750,000	22%	$.45	$.39	April 21, 2009	$0	$0	$21,375
David Klimek	100,000	3%	$.45	$.39	April 21, 2009	$0	$0	$ 2,850

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     The following table sets forth information with respect to the number and value of outstanding options held by executive officers named in the summary compensation table above at June 30, 2004. During the fiscal year ended June 30, 2004, No options were exercised. The value realized is the difference between the closing price on the date of exercise and the exercise price. The value of unexercised in-the-money options is based upon the difference between the closing price of mPhase’s common stock on June 30, 2004, and the exercise price of the options.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
FISCAL YEAR-END OPTION VALUES

	Shares Acquired on Exercise	Value Realized $(1)	NUMBER OF SECURITIES (1) UNDERLYING UNEXERCISED OPTIONS AT YEAR END (#)		VALUE OF UNEXERCISED IN- THE-MONEY OPTIONS AT YEAR END ($)
			EXERCISABLE	UNEXERCISABLE	EXERCISABLE	UNEXERCISABLE
Ronald A. Durando	0	0	4,730,000	0	0	0
Gustave T. Dotoli	0	0	3,000,000	0	0	0
David Klimek	0	0	372,500	0	0	0
Martin Smiley	0	0	1,070,000	0	0	0

(1) Includes compensatory warrants granted during the year ended June 30, 2004.

Employment Agreements

     All employment agreements with officers of mPhase have expired and are currently being renegotiated.

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Compensation Committee Report On Executive Compensation

As indicated above, our Compensation Committee consists of Messrs. Dotoli, Biderman and Guerino. The committee determines all compensation paid or awarded to our executive officers and approves our overall compensation policies.

The committee’s goals are to attract and retain an executive management team that is capable of taking full advantage of our opportunities, and to provide incentives for outstanding performance. In arriving at an initial compensation offer to an individual, the committee considers determinants of the individual’s market value, including experience, education, accomplishments and reputation, as well as the level of responsibility to be assumed, in relation to the market value of such qualifications and industry standards. When determining subsequent adjustments to an individual’s compensation package, the committee also evaluates the importance to stockholders of that person’s continued service. This is a judgment process, exercised by the committee with the advice of our management and a compensation consultant.
The executive officers’ compensation structure consists of: (i) base salary, (ii) cash bonus and (iii) stock options.

Base Salary.    Each individual’s base salary is determined by the committee after considering a variety of factors that make up our market value and prospective value, including the knowledge, experience and accomplishments of the individual, the individual’s level of responsibility, and the typical compensation levels for individuals with similar credentials. The committee may change the salary of an individual on the basis of its judgment for any reason, including our performance or the performance of the individual, changes in responsibility, and changes in the market for executives with similar credentials. Salaries for 2004 were set based on the above factors and after review of industry comparables.

Cash Bonus.    Bonuses are awarded for accomplishments during the past year. Bonuses are determined by the committee with advice from our management, based upon the committee’s assessment of the individual’s contributions during the year, compared to, but not limited to, a list of individualized goals previously approved by our management and the committee.

Stock Options. Stock options are prospective incentives, aimed at keeping and motivating key people by letting them share in the value they create for stockholders. They are awarded at times deemed appropriate by the committee in amounts calculated to secure the full attention and best efforts of executives on whose future performance our success will depend.

PERFORMANCE GRAPH

The following graph compares the performance of the NASDAQ 100 Index (the “IXIC”) against that of the Company’s Common Stock from June 1, 2000 to June 1, 2005. The comparison assumes $100 was invested on June 1, 2000 in our shares and in each of the foregoing indices and assumes no dividends.

Compliance With Section 16(a) of the Exchange Act

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC and to provide us with copies of such reports. mPhase has reviewed the report copies filed in 2004 and based also on written representations from its directors and executive officers, the Company believes that there was compliance with Section 16 (a) filing requirements for 2004 except for a late filing on June 21 2004 of a Form 4 made by Mr. David Klimek relating to the sale of a total of 36,000 shares of mPhase common stock that occurred between May 26, 2004 and June 14, 2004 .

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Material Related Party Transactions

The Company records material related party transactions. The Company incurs costs for engineering, design and production of prototypes and certain administrative functions from Microphase Corporation and the purchase of product components and finished goods, primarily consisting of DSL splitter shelves and filters, from Janifast Limited. The Company has incurred costs for obtaining transmission rights. This enabled the Company to obtain re-transmission accreditation to proprietary television content that the Company plans to provide with its flagship product, the TraverserTM within its incorporated joint venture mPhase Television.Net, in which the Company owns a 56.5% interest.

The Company has also incurred charges for beta testing and on-site marketing, including the display of a live working model at Hart Telephone. In addition, the Company has entered into a supply agreement with Hart Telephone, which is scheduled to commence upon the commercial production of the TraverserTM.

In addition the Company is rolling out its TV+ platform to test customers of Hart Telephone which is in progress. A member of mPhase’s Board of Directors is employed by Lintel, Inc., the parent corporation of Hart Telephone.

Mr. Durando, the President and CEO of mPhase, owns a controlling interest and is a director and Chairman of Janifast Limited. Mr. Durando and Mr. Dotoli are officers of Microphase Corporation. Mr. Dotoli is also a shareholder of Janifast Limited.

Mr. Ergul, the chairman of the board of mPhase, owns a controlling interest and is a director of Microphase Corporation and is a director and shareholder of Janifast Limited. Microphase, Janifast, Hart Telephone and Lintel Corporation are significant shareholders of mPhase.

Management believes the amounts charged to the Company by Microphase, Janifast, mPhase Television.Net and Hart Telephone are commensurate to amounts that would be incurred if outside parties were used. The Company believes Microphase, Janifast and Hart Telephone have the ability to fulfill their obligations to the Company without further support from the Company.
Transactions with Officers, Directors and their Affiliates

Directors that are significant shareholders of Janifast Limited include Messrs Ronald A. Durando, Gustave T. Dotali, and Necdet F. Ergul.

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On July 25, 2004, Mr. Smiley agreed to convert his 12% convertible promissory note for $100,000 that had matured into a demand promissory at the same interest rate with interest payable quarterly, in arrears. In September of 2004, Mr. Smiley agreed to extend such Note on the same terms to July 25, 2005 provided that the conversion rate of the Note was changed to $.25 per share with a 5 year warrant for a like amount of shares at $.25 per share plus a 5 year warrant for a like amount of shares at $.50 per share.

     Necdet F. Ergul, Ronald A. Durando and Gustave T. Dotoli, our Chairman, Chief Executive Officer and Chief Operating Officer, respectively, are executive officers and shareholders of Microphase and Ronald Durando and Gustave T. Dotoli are president and vice- president of PacketPort.com., respectively.

     On November 26, 1999, Mr. Durando acquired, via a 100% ownership of PacketPort, Inc., a controlling interest in Linkon Corporation, now known as PacketPort.com, Inc. On November 26, 1999, PacketPort, Inc., a company owned 100% by Mr. Durando, acquired controlling interest in Linkon Corp., which subsequently changed its name to PacketPort.com, Inc. In connection with this transaction, Mr. Durando transferred 350,000 shares of our common stock to PacketPort, Inc.

     Mr. Michael McInerney, an outside Director, is employed by Lintel Inc. and Mr. Abraham Biderman was employed until September 30, 2003 by our former investment banking firm Lipper & Company. Mr. Biderman’s current firm Eagle Advisers, Inc. has acted as a finder of money in connection with finder’s fees of $30,000 during fiscal year 2004.

     Messrs. Biderman, McInerney and Mr. Anthony Guerino , as outside directors of mPhase, own a relatively small amount of stock, warrants and options in the Company.

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Transactions with Microphase Corporation

     mPhase’s President and Chairman of the Board of the Company are also employees of Microphase. On May 1, 1997, the Company entered into an agreement with Microphase, whereby it will use office space as well as the administrative services of Microphase, including the use of accounting personnel. This agreement for fiscal year 2004 required mPhase to pay Micophase $10,000 per month. Microphase also charges fees for specific projects on a project-by-project basis. During the years ended June 30, 2004 and for the period of time from mPhase’s inceptiontion (October 2, 1996) to June 30, 2004, $386,113, and $7,610,639, respectively, have been charged to expense or inventory under these Agreements and is included in operating expenses in the accompanying consolidated statements of operations. Management believes that amounts charged to the Company by Microphase are commensurate to amounts that would be incurred if outside third parties were used.

     The Company is obligated to pay a 3% royalty to Microphase on revenues from its proprietary Traverser_ Digital Video and Data Delivery System and DSL component products. During the years ended June 30, 2004, of $140,123.

     At June 30, 2004, approximately $60,000 of undelivered purchase orders remain outstanding with Microphase.
Transactions with Janifast

     Janifast Ltd., a Hong Kong corporation manufacturer, which has produced components for our prototype Traverser_ DVDDS product, and may produce such components for us in the future. Necdet F. Ergul, Ronald A. Durando and Gustave T. Dotoli are controlling shareholders of Janifast Ltd. with an aggregate ownership interest of greater than 75% of Janifast Ltd. Mr. Durando is Chairman of the Board of Directors and Mr. Ergul is a Director of Janifast.

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     During the years ended June 30, 2004 and the period from inception (October 2, 1996) to June 30, 2004 $2,889,609 and $13,581,295 respectively, of invoices for products and services have been charged to inventory or expense- other liabilities-related parties as long term liabilities in the consolidated balance sheet and as of June 30, 200. Additionally, at June 30, 2004, approximately $470,857 of undelivered purchase orders remain outstanding with Janifast Limited.and outstanding payables to Janifast Limited of approximately $150,000.

Transactions with Lintel, Inc and Affiliates

     A member of mPhase’s Board of Directors is employed by Lintel, Inc., the parent corporation of Hart Telephone. The Company has installed its prototype product and commenced beta testing at Hart Telephone. The Company is currently installing with 25 customers of Hart its TV+ solution which is expected to be completed by September 15, 2004.
Michael McInerney, one of our directors, is the president of Lintel, Inc. In fiscal year 2004 Mr. McInerney received 5 year options to purchase up to 100,000 shares of mPhase common stock at $.45 per share as compensation for his services as a director.

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Transactions with Other Related Parties
In March 2000, mPhase acquired a 50% interest in mPhaseTelevision.Net (formerly Telco Television Network, Inc.), an incorporated joint venture. This percentage was increased to approximately 57% in fiscal year 2001. Alpha Star International, Inc currently owns the remaining joint venture interest.

During the fiscal years ended June 30, 2002, June 30, 2003 and June 30,2004, the joint venture was charged $69,000,0 and $0, for fees and costs by each of its joint venture partners and their affiliates.

Transactions with Other Significant Beneficial Owners of mPhase Common Stock and Warrants

As of June 30, 2004, the Company was approximately $473,787.42 in arrears with respect to a Promissory Note issued to Piper Rudnick LLP plus other legal fees of $118,773.36. It should be noted that Piper & Rudnick received such Promissory Note plus two warrants received in March of 2002 in exchange for cancellation of certain payables. Such warrants have conversion rights into our common stock for a total of 2,233,490 shares that have been registered under a recently effective Form S-1 Registration Statement, and are cashless. On September 3, 2003, the Company paid $100,000 in cash to Piper in exchange for reducing the total payable to $550,000 plus the issuance of additional cashless warrant for $150,000 worth of the Company’s common stock valued at $.25 per share. The remaining $300,000 payable has the following future payment schedule:

1. Payments of $25,000 each on December 1, 2004, March 1, 2005, June 1, 2005, September 1, 2005, March 1, 2006, June 1, 2006 and September 1, 2006.

2. A payment of $50,000 on December 1, 2005

3. A payment of $75,000 due on December 1, 2006

On February 18, 2004, the Company entered into an Agreement with Georgia Tech Applied Research Corporation and Georgia Tech Research Corporation (collective "GTRC") to settle a payable of approximately $1.8 million pursuant to the issuance of a warrant convertible into 5,069,200 shares of the Company’s common stock on a cash-less basis plus a note for $100,000 payable over a 18 month period of installments of $16,667 per quarter. The Company is presently renegotiating the amount and payment terms of the Note with GTRC since the Note covered certain licensing fees for patents that the Company may determine are not necessary in connection with its TV platforms going forward.

SHAREHOLDERS PROPOSALS FOR THE 2005 ANNUAL MEETING

Shareholders who may wish to present proposals for inclusion in our Proxy materials and for consideration at the 2005 Annual Meeting of Shareholders must submit such proposals in writing to our corporate Secretary in accordance with all applicable rules and regulations of the SEC for receipt by us no later than December 20, 2005. A signed Proxy shall confer discretionary authority upon us to vote on all shareholder proposals that are not received by us on or before December 20, 2005.

COST OF SOLICITATION

The accompanying Proxy is solicited by and on behalf of our Board of Directors. We will bear the cost of soliciting proxies from its shareholders. In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, telegram or otherwise. Such directors, officers and employees will not receive additional compensation for such solicitation. Brokerage firms, nominees, custodians and fiduciaries also will be requested to forward Proxy materials to beneficial owners of shares held of record by them. We may reimburse brokerage firms, nominees, custodians, fiduciaries and other record holders for their reasonable out of pocket expenses in forwarding Proxy materials to the beneficial owners and obtaining their proxies.

ADDITIONAL INFORMATION

A copy of our Form 10-K for the fiscal year ended June 30, 2004, is being provided to all shareholders with this Proxy Statement. In addition, Form 10-K with exhibits is available via the Internet at the website http://www.freeedgar.com.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors knows of no matters which will be presented for consideration at the Annual Meeting other than the proposals set forth in this Proxy Statement. If any other matters properly come before the meeting, it is intended that the persons named in the Proxy will act in respect thereof in accordance with their best judgment.

By Order of the Board of Directors

Gustave T. Dotoli
Corporate Secretary

Norwalk, Connecticut
June 20, 2005

MPHASE TECHNOLOGIES, INC. C/O JERSEY TRANSFER 201 BLOOMFIELD AVE. VERNON, NJ 07044	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by mPHASE TECHNOLOGIES, INC. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to mPHASE TECHNOLOGIES, INC., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
MPHSE1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

mPHASE TECHNOLOGIES, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE
“FOR” EACH OF THE PROPOSALS BELOW.
1.

Election of 01) Necdet F. Ergul, 02) Ronald A. Durando, 03) Gustave T. Dotoli, 04) Anthony H. Guerino, Esq., and 05) Abraham Biderman as Directors of the Board of Directors until the next annual meeting.

					For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and write the nominee’s number on the line below.

					☐	☐	☐

								For	Against	Abstain

2.	Approval of our independent accountants, Rosenberg Rich Baker Berman & Co. for the fiscal year ended June 30, 2005.							☐	☐	☐

3.

Approval of an amendment to our Amended Certificate of Incorporation authorizing an increase in authorized shares of common stock of the Company from 250 million shares to 500 million shares $.01 par value.

								☐	☐	☐

Note: Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full titles as such.

For address changes/comments, please check this box and write them on the back where indicated				☐

		Yes	No
Please indicate if you plan to attend this meeting		☐	☐

HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household		☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)			Date

PROXY	mPHASE TECHNOLOGIES, INC. ANNUAL MEETING OF SHAREHOLDERS July 20, 2005, 10:00 A.M.

The undersigned hereby appoints Gustave T. Dotoli and Martin Smiley or either of them individually, with full power of substitution, to act as proxy and to represent the undersigned at the Annual Meeting of Shareholders and to vote all shares of mPhase Technologies, Inc., which the undersigned is entitled to vote and would possess if personally present at said meeting to be held at our offices at 587 Connecticut Avenue, Norwalk, CT 06854, on Wednesday, July 20, 2005 at 10:00 a.m. and at all postponements or adjournments upon the matters listed on the reverse side.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 and 3 LISTED ON THE REVERSE SIDE. PROXIES ARE ALSO GRANTED THE DISCRETION TO VOTE UPON ALL OTHER MATTERS THAT MAY PROPERLY BE BROUGHT BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued, and to be signed on back)